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                      [NABORS DRILLING USA, LP LETTERHEAD]
                                                                    EXHIBIT 10.2



June 3, 2002



Mr. Ken L. Kenworthy, Jr., Ken
Executive Vice President
GMX Resources, Inc.
9400 North Broadway, Suite 600
Oklahoma City, OK  73114

Re: Case No. CIV-01-1875-HE; GMX Resources, Inc. v. Nabors Drilling USA, LP; In the United States District Court for the Western District of Oklahoma

Dear Ken:

This letter will confirm the terms upon which we have agreed to settle the above-referenced lawsuit. Assuming that you agree to the terms set forth below, please sign in the space provided below within five business days of receiving this letter and return it to me.

1. GMX will pay to Nabors, on or before June 4, 2002, the principal sum of $801,051.18, representing the amount of unpaid drilling invoices, plus interest at the rate of 18% accrued through the date of payment. From October 6, 2001, the interest inception date; through June 3, 2002, the amount of accrued interest was $88,910.93. Simultaneous with the receipt of said funds, Nabors will deliver to GMX recordable releases of all liens that Nabors has filed against property on which it performed services for GMX. Should GMX fail to honor its obligation in this paragraph 1, the parties specifically contemplate that Nabors will be entitled to a partial summary judgment with respect to the invoices and interest described in this paragraph.

2. On or before October 15, 2002, GMX will make additional payments totaling the sum of:
          a.   $3,000,000; plus
          b. $434,000 representing the invoices for standby payments, plus interest at the rate of 18% accrued from February 3, 2002 through the date of payment, less an offset in the amount of $20,125.00 (see Note below).
     In the event partial payments are made, those payments will be applied first to the amount reflected in 2(a), then to the amounts reflected in 2(b). Time is of the essence.

3. Upon full satisfaction of all of the terms hereof, GMX and Nabors will dismiss with prejudice all claims which each has filed against the other in the above-referenced lawsuit. In the event GMX fails to make any of the payments provided above within the time periods required herein, which shall be strictly enforced, the trial of this matter will proceed as scheduled by the Court, with both sides free to assert their respective

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Mr. Ken Kenworthy                                                         Page 2
GMX Resources, Inc.                                                 June 3, 2002



     positions. The parties agree that the existence or terms of this agreement shall not be raised by either party as a reason for seeking a continuance of any trial setting or other deadline in the court proceedings.

Sincerely,

/s/  Larry P. Heidt
--------------------------------------------
Larry P. Heidt
President and Chief Operating Officer
Nabors Drilling USA, LP

AGREED:

GMX RESOURCES, INC.


/s/ Ken L. Kenworthy, Sr.
------------------------------------
By:      Ken L. Kenworthy, Sr.
Its:     Executive Vice President


Notes:

     1. Nabors agrees to credit invoice 2119799 in the amount of $8,750.00, invoice 2119968 in the amount of $2,333.33 and invoice 2119941 in the amount of $9,041.67.